Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Patrick Fitzgerald
Mylan Laboratories Inc.
724.514.1800

Kris King
Mylan Laboratories Inc.
724.514.1800
Mylan Reports Second Quarter Fiscal 2007 Adjusted Diluted EPS of $0.37
Highest Quarterly and Six-Month GAAP Diluted EPS in Company’s History
Reaffirms Fiscal 2007 Adjusted Diluted EPS Guidance of $1.35 to $1.55
PITTSBURGH, PA — November 1, 2006 — Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the second quarter and six months ended September 30, 2006. For the quarter, the Company reported adjusted earnings per diluted share of $0.37 and record GAAP earnings per diluted share of $0.36, compared to $0.22 and $0.16, respectively, in the same prior year period. Net earnings for the three-month period ended September 30, 2006, increased $41.8 million to $77.5 million from $35.8 million for the three-months ended September 30, 2005, which included costs related to the closure of the Company’s Mylan Bertek subsidiary.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “We are extremely pleased to be reporting another record quarter which was driven by the ongoing execution of the strategic initiatives that we outlined. We are also pleased to re-affirm our fiscal 2007 adjusted EPS guidance of $1.35 to $1.55 per share which represents year-over-year EPS growth of at least 35%.”
For the six months ended September 30, 2006, the Company reported adjusted earnings per diluted share of $0.74 and GAAP earnings per diluted share of $0.71, a first-half record, compared to $0.48 and $0.31, respectively, for the first half of fiscal 2006. Net earnings for the six months ended September 30, 2006, increased $74.4 million to $153.1 million from $78.7 million in the same prior year period.
Mr. Coury further commented: “In addition to executing against each of the financial metrics and strategic initiatives that we’ve outlined, the quarter was also highlighted by Mylan’s execution on our commitment to establish a global platform through our planned acquisition of a controlling interest in Matrix Laboratories, a leading pharmaceutical company based in India and one of the world’s leading suppliers of APIs. This acquisition deepens Mylan’s vertical integration and enhances its supply chain capabilities, and it also marks Mylan’s expansion into Europe through Docpharma, a Matrix subsidiary that distributes pharmaceuticals in multiple European nations. The same quality, service and innovation that have made Mylan a leading force in the United States pharmaceutical industry will now be expanded across the globe.”
On August 28, 2006, Mylan announced that it will acquire a controlling interest of up to 71.5% of Matrix. The Companies expect this transaction to be completed no later than the end of the current fiscal year.
Mylan is providing adjusted earnings per diluted share, which is a non-GAAP measure,

in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. Fiscal 2007 adjusted guidance and adjusted earnings per diluted share exclude (1) expense related to stock-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), which was adopted by the Company on April 1, 2006, (2) a non-cash charge for a foreign currency hedge related to the pending Matrix transaction and (3) the favorable cash settlement of certain litigation during the second quarter. The Company’s guidance is also exclusive of any amounts related to the previously announced planned acquisition of a controlling interest in Matrix.
Adjusted earnings per diluted share for fiscal 2006 excludes: (1) certain research and development and marketing costs related to nebivolol that had been incurred until the out-licensing agreement relating to such product was signed, (2) costs, including restructuring costs, related to Mylan Bertek, the subsidiary that Mylan closed in the first quarter, and (3) a contingent legal liability related to previously-disclosed litigation in connection with the Company’s lorazepam and clorazepate products. The Company continues to believe that it has meritorious defenses with respect to the claims in the litigation and intends to continue to vigorously defend its position, including pursuing a motion for judgment as a matter of law or, in the alternative, a new trial, and if those motions are denied, pursuing an appeal. A reconciliation of adjusted earnings per diluted share to GAAP earnings per diluted share for both periods, as well as adjusted diluted EPS guidance to GAAP diluted EPS guidance, appears below.
Financial Summary
Net revenues for the second quarter were $357.8 million, compared to $296.6 million in the same prior year period. Mylan’s fentanyl transdermal system accounted for approximately 20% of net revenues and continued to be a key growth driver for net revenues and gross profit during the quarter. Additionally, the remainder of the Company’s product portfolio experienced relatively stable pricing and volume as compared to the prior year.
The results for the second quarter included other revenues of $8.9 million compared to $1.4 million in the same prior year period. The increase was primarily due to revenue of $5.2 million recognized on the sale of Mylan’s Apokyn® product in the third quarter of fiscal 2006, as well as from other successfully completed business development activities.
Second quarter gross profit increased 37% or $52.9 million to $196.1 million from $143.2 million in the same prior year period, and gross margins increased to 53.5% from 48.1%. This increase was primarily due to fentanyl as well as favorable product mix and overall stable pricing. Earnings from operations were $134.5 million for the three months ended September 30, 2006, an increase of $76.6 million from the same prior year period. The higher gross profit combined with lower overall operating expenses and a gain of $11.5 million from the settlement of litigation were primarily responsible for the increase in earnings from operations.
Research and development (“R&D”) expenses decreased $5.6 million to $22.7 million from $28.3 million in the same prior year period due to fewer clinical studies being conducted, primarily due to the outlicensing of nebivolol which occurred early in the fourth quarter of fiscal 2006. Selling, general and administrative (“SG&A”) expenses decreased $6.6 million to $50.3 million from $57.0 million primarily as a result of cost savings realized from the closure of Mylan Bertek.
Other expense, net, for the second quarter of fiscal 2007 was $2.2 million, compared to income of $4.3 million in the same prior year period. This change is a result of a non-cash $7.8 million charge related to the mark to market adjustment of the Company’s foreign currency forward contract related to the pending Matrix acquisition. Interest expense for the current quarter was $10.4 million compared to $8.9 million in the second quarter of fiscal 2006.
For the six months ended September 30, 2006, net revenues were $706.6 million compared to $617.6 million in the first half of fiscal 2006. This increase is a result of both favorable volume and stable pricing. Other revenues were $16.2 million, compared to $3.8 million in the prior year. The majority of the increase in the current year is the result of the sale of Mylan’s Apokyn product in the third quarter of fiscal 2006.
Gross profit for the first six months of fiscal 2007 increased $73.2 million to $384.3 million from $311.1 million in the same prior year period while gross margins increased to 53.2% from 50.1%. Earnings from operations were $251.7 million for the six months ended September 30, 2006, an increase of $134.1 million from the same prior year period earnings from operations of $117.5 million. This increase is the result of higher gross profit, the positive impact of litigation in the current year compared to the prior year, and lower R&D and SG&A expenses.
R&D expenses decreased $9.5 million to $43.9 million primarily as a result of a decline in ongoing studies, in particular those with respect to nebivolol, due to the outlicensing of the product early in the fourth quarter of fiscal 2006. SG&A expenses decreased $27.8 million to $100.2 million as a result of cost savings realized from the closure of Mylan Bertek.
In the current year, Mylan recorded a gain of $11.5 million from the settlement of certain litigation compared to a loss of $12.0 million recorded in the prior year with respect to a contingent legal liability.
Other income, net for the first six months of fiscal 2007 was $7.4 million compared to $9.9 million for the same prior year period. This decrease was primarily the result of a non-cash $7.8 million charge related to the mark to market adjustment of the Company’s foreign currency forward contract related to the pending Matrix acquisition, partially offset by additional income from our Somerset joint venture.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to certain one-time items, including litigation settlements, the Matrix acquisition and certain strategic initiatives completed in the prior year, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as those discussed above in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s ongoing, normal business operations do not include such items. Also, management uses these measures internally for forecasting and budgeting. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Reconciliation of Non-GAAP Financial Measures
Below is a reconciliation of adjusted diluted EPS to GAAP diluted EPS:

	Three months ended	Three months ended	Six months ended	Six months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Adjusted diluted EPS	$0.37	$0.22	$0.74	$0.48
Stock-based compensation	(0.02)	$—	(0.04)	$—
Loss on foreign exchange contract	(0.02)	$—	(0.02)
Mylan Bertek and nebivolol expenses	—	(0.03)	—	(0.09)
Restructuring charges	—	(0.03)	—	(0.05)
Litigation, net	0.03	—	0.03	(0.03)

GAAP diluted EPS	$0.36	$0.16	$0.71	$0.31

Below is a reconciliation of the Company’s range of fiscal 2007 adjusted diluted EPS Guidance to GAAP diluted EPS Guidance:

	Fiscal 2007
	Low	High
Adjusted diluted EPS	$1.35	$1.55
Stock-based compensation	(0.06)	(0.06)
Loss on foreign exchange contract	$(0.02)	$(0.02)
Litigation, net	$0.03	$0.03

GAAP diluted EPS	$1.30	$1.50

Conference Call and Live Webcast
Mylan will host a conference call and live webcast to discuss its second quarter of fiscal 2007 results on Wednesday, November 1, 2006, at 10 a.m. ET. The dial-in number to access this call is 800-289-0533 or 913-981-5525 for international callers. A replay will be available at 888-203-1112 or 719-457-0820 for international callers, with access pass code 5547389. The replay will be available from approximately 12 p.m. ET on November 1, 2006, through 12 p.m. ET on Nov. 8, 2006. To access the live webcast, go to Mylan’s Web site at www.mylan.com and click on the webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. A replay of the webcast will be available on www.mylan.com until November 8, 2006.

Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future earnings expectations, the anticipated success of the Company’s global expansion, pending litigation, the timing of the consummation of the planned Matrix acquisition and the expected future business and performance of the Company as a result of such acquisition. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: satisfaction of the conditions to the acquisitions of shares of Matrix both from the selling shareholders and in the open offer, including regulatory approvals and the likelihood that shareholders will tender their shares in the open offer; challenges and costs relating to anticipated strategic collaborations between the two businesses; the effect of any changes in customer and supplier relationships and customer purchasing patterns for either the Company or Matrix; general market perception of the Matrix transaction; the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability, or a partner’s ability, to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenues or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; the Company’s exposure to risks inherent in acquisitions or joint ventures; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; the possible loss of business from the Company’s concentrated customer base; the risk that operating or financial restrictions imposed by the Company’s credit facility or indenture for its senior notes may prevent the Company from taking certain actions, including capitalizing on significant business opportunities; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs;

uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; and uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item 1A of the Company’s Form 10-K for the year ended March 31, 2006, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Quarterly Report on Form 10-Q is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Laboratories Inc. is a leading pharmaceutical company with three subsidiaries: Mylan Pharmaceuticals Inc., Mylan Technologies Inc., and UDL Laboratories Inc. Mylan develops, manufactures and markets an extensive line of generic and proprietary products. For more information about Mylan, please visit www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net revenues	$357,766	$296,613	$706,555	$617,622
Other revenues	8,891	1,381	16,241	3,750

Total revenues	366,657	297,994	722,796	621,372

Cost of sales	170,567	154,763	338,506	310,307

Gross profit	196,090	143,231	384,290	311,065

Operating expenses:
Research and development	22,696	28,253	43,921	53,432
Selling, general and administrative	50,348	56,995	100,173	128,084
Litigation settlements, net	(11,500)	—	(11,500)	12,000

Total operating expenses	61,544	85,248	132,594	193,516

Earnings from operations	134,546	57,983	251,696	117,549

Interest expense	10,441	8,942	20,801	8,942
Other (expense) income, net	(2,222)	4,347	7,362	9,903

Earnings before income taxes	121,883	53,388	238,257	118,510
Provision for income taxes	44,342	17,618	85,129	39,825

Net earnings	$77,541	$35,770	$153,128	$78,685

Earnings per common share:
Basic	$0.37	$0.16	$0.73	$0.32

Diluted	$0.36	$0.16	$0.71	$0.31

Weighted average common shares:
Basic	210,999	225,042	210,477	247,244

Diluted	215,076	229,259	214,934	251,261

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	September 30, 2006	March 31, 2006
Assets:
Current assets:
Cash and cash equivalents	$159,786	$150,124
Marketable securities	451,882	368,003
Accounts receivable, net	252,515	242,193
Inventories	303,267	279,008
Other current assets	165,636	152,572

Total current assets	1,333,086	1,191,900
Non-current assets	702,575	678,626

Total assets	$2,035,661	$1,870,526

Liabilities
Current liabilities	$259,954	$265,250
Long-term debt	687,000	685,188
Other non-current liabilities	131,884	132,437

Total liabilities	1,078,838	1,082,875
Total shareholders’ equity	956,823	787,651

Total liabilities and shareholders’ equity	$2,035,661	$1,870,526